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                                                                    EXHIBIT 21


SUBSIDIARIES OF OVERSEAS PARTNERS LTD.


        Corporation                             Jurisdiction of Incorporation


Overseas Partners Re, Ltd.                        Bermuda

Overseas Partners Capital Corp.                   Delaware

OPL Funding Corp.                                 Delaware

Overseas Partners Credit, Inc.                    Cayman Islands

Overseas Partners Capital (Massachusetts), Inc.   Massachusetts

Overseas Partners Capital (Illinois), Inc.        Delaware

Overseas Management, Inc.                         Massachusetts

Overseas Partners (AFC), Inc.                     Georgia

Overseas Partners (333), Inc.                     Illinois

Copley One LLC.                                   Massachusetts

Copley Place Associates, LLC.                     Massachusetts